Exhibit 99.1

Optilan Holdco 3 Limited

Annual report and consolidated financial statements

Registered number 10567873

31 December 2020

1

2

Independent Auditors’ Report

The Board of Directors Optilan Holdco 3 Limited

Report on the Consolidated Financial Statements

We have audited the accompanying consolidated financial statements of Optilan Holdco 3 Limited and its subsidiaries, which comprise the consolidated balance sheet as of December 31, 2020 and 2019, and the related consolidated statements of profit and loss and other comprehensive income, changes in equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Optilan Holdco 3 Limited as of December 31, 2020 and 2019, and its consolidated financial performance and its consolidated cash flows for the years then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Emphasis of matter

As discussed in Note 1.2 to the consolidated financial statements, the Company has suffered losses and has a net capital deficiency. Management’s evaluation of the events and conditions and management’s plans to mitigate these matters are also described in Note 1.2. Our opinion is not modified with respect to this matter.

/s/ KPMG LLP

Nottingham, United Kingdom

15 June 2022

3

Consolidated Statement of Profit and Loss and Other Comprehensive Income

for year ended 31 December 2020

		2020	2019
	Note	£000	£000

Revenue	2	32,495	40,131

Cost of sales		(31,376)	(42,792)

Gross profit/(loss)		1,119	(2,661)

Distribution expenses		(16)	(46)

Administrative expenses
- depreciation	6	(471)	(450)
- amortisation and impairment of intangible assets	7	(2,799)	(8,138)
- other		(10,770)	(11,722)
		(14,040)	(20,310)

Operating loss		(12,937)	(23,017)

Financial income	3	51	687
Financial expenses	3	(4,115)	(3,710)

Loss before tax		(17,001)	(26,040)

Taxation	4	(332)	(945)

Loss for the year from continuing operations		(17,333)	(26,985)

Profit/(loss) for the year from discontinued operations, net of tax	25	498	(962)

Loss for the year		(16,835)	(27,947)

Other comprehensive income/(loss)
Items that are or may be reclassified subsequently to profit or loss:
Foreign currency translation differences – foreign operations		733	(393)

Other Comprehensive income for the year, net of income tax		733	(393)

Total comprehensive income for the year		(16,102)	(28,340)

In 2019 the Board took the decision to dispose of the Russia business. This sale completed in 2020. As such the results have been presented separately above as a discontinued operation, in both the current and prior period. See note 24 for further details.

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Consolidated Balance Sheet at 31 December

		2020	2019
	Note	£000	£000
Non-current assets
Property, plant and equipment	6	613	839
Intangible assets	7	9,935	12,734
Deferred tax assets	8	–	–

		10,548	13,573

Current assets
Inventories	9	2,565	8,800
Tax receivable		355	355
Trade and other receivables	10	3,806	14,656
Cash and cash equivalents	11	893	2,936

		7,619	26,747

Total assets		18,167	40,320

Current liabilities
Bank overdraft	11	(387)	(1,691)
Other interest-bearing loans and borrowings	13	(608)	(358)
Trade and other payables	14	(17,101)	(32,083)
Tax payable		(1,083)	(395)
Provisions	15	(4,044)	(1,595)

		(23,223)	(36,122)

Non-current liabilities
Other interest-bearing loans and borrowings	13	(52,911)	(45,648)
Provisions	15	–	(415)

		(52,911)	(46,063)

Total liabilities		(76,134)	(82,185)

Net liabilities		(57,967)	(41,865)

Equity attributable to equity holders of the parent
Share capital	17	100	100
Translation reserve		540	(193)
Retained earnings		(58,607)	(41,772)

Total equity		(57,967)	(41,865)

These financial statements were approved by the board of directors on 15 June 2022 and were signed on its behalf by:

/s/ Dennis O’Leary

Dennis O’Leary, Chief Executive Officer

Company registered number:10567873

5

Consolidated Statement of Changes in Equity

	Share capital	Translation reserve	Retained earnings	Total equity
	£000	£000	£000	£000

Balance at 1 January 2019	100	200	(13,825)	(13,525)

Total comprehensive income for the period
Profit or loss	–	–	(27,947)	(27,947)
Other comprehensive income	–	(393)	–	(393)

Total comprehensive income for the period	–	(393)	(27,947)	(28,340)

Balance at 31 December 2019	100	(193)	(41,772)	(41,865)

	Share capital	Translation reserve	Retained earnings	Total equity
	£000	£000	£000	£000

Balance at 1 January 2020	100	(193)	(41,772)	(41,865)

Total comprehensive income for the period
Profit or loss	–	–	(16,835)	(16,835)
Other comprehensive income	–	733	–	733

Total comprehensive income for the period	–	733	(16,835)	(16,102)

Balance at 31 December 2020	100	540	(58,607)	(57,967)

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Consolidated Cash Flow Statement

for year ended 31 December 2020

		2020	2019
	Note	£000	£000
Cash flows from operating activities
Loss for the year		(16,835)	(27,947)
Adjustments for:
Depreciation, amortisation and impairment		3,270	8,588
Foreign exchange gains		(47)	(746)
Financial income		(4)	(11)
Financial expense		4,115	3,710
Taxation		332	1,043

		(9,169)	(15,363)

Decrease in trade and other receivables		10,850	5,517
Decrease/(increase) in inventories		6,235	(3,859)
(Decrease)/increase in trade and other payables		(14,091)	14,957
Increase in provisions		2,034	2,010

		(4,141)	3,262

Tax received/(paid)		356	(675)

Net cash from operating activities		(3,785)	2,587

Cash flows from investing activities
Proceeds from sale of property, plant and equipment		–	43
Acquisition of property, plant and equipment		(265)	(95)
Cash flow on disposal of subsidiary undertaking		(206)	–

Net cash from investing activities		(471)	(51)

Cash flows from financing activities
Proceeds from new loan	13	4,000	–
Interest paid		(383)	(422)
Payment of lease liabilities		(87)	(123)

Net cash from financing activities		3,530	(545)

Net (decrease)/increase in cash and cash equivalents		(726)	1,991
Cash and cash equivalents at 1 January 2020		1,245	(728)
Effect of exchange rate fluctuations on cash held		(13)	(18)

Cash and cash equivalents at 31 December 2020	11	506	1,245

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Notes to the Consolidated Financial Statements

(forming part of the financial statements)

1                 Accounting policies

Optilan Holdco 3 Limited (the “Company”) is a private company incorporated, domiciled and registered in England in the UK. The registered number is 10567873 and the registered address is Forum 4, Solent Business Park, Whiteley, Fareham, Hampshire, United Kingdom PO15 7AD.

The group financial statements consolidate those of the Company and its subsidiaries (together referred to as the “Group”).

The Group financial statements have been prepared and approved by the directors in accordance with International Financial Reporting Standards as issued by the IASB (“Adopted IFRSs”).

The accounting policies set out below have, unless otherwise stated, been applied consistently to all periods presented in these group financial statements.

Judgements made by the directors, in the application of these accounting policies that have significant effect on the financial statements and estimates with a significant risk of material adjustment in the next year are discussed in note 23.

1.1      Measurement convention

The financial statements are prepared on the historical cost basis except that any derivative financial instruments are stated at their fair value. Non-current assets and disposal groups held for sale are stated at the lower of previous carrying amount and fair value less costs to sell.

1.2      Going concern

Notwithstanding net liabilities of £57,967,000 as at 31 December 2020 and a total comprehensive loss for the year then ended of £16,102,000, the consolidated financial statements of Optilan Holdco 3 Limited and its subsidiaries (the “Group”) have been prepared on a going concern basis which the directors consider to be appropriate for the following reasons.

Following certain restructuring activities in the Company’s parent, Optilan Holdings 2 Limited, on 19 February 2021 Optilan Holdco 2 Limited waived all outstanding loan notes (totalling £29,482,000) and associated interest accrued to that date, in exchange for shares.

Further on 19 February 2021 the Group agreed to convert the total bank funding of £11.5 million (and some £0.7 million of overdraft) into a convertible equity instrument, payable on exit. Also on 19 February 2021 the Company issued £6.0 million of A ordinary shares at £0.01 each to Optilan Guernsey Limited in exchange for cash.

On 9 August 2021 the Group was purchased by DarkPulse Inc. (“DarkPulse”) for £1. The convertible equity instrument holders received £nil as a consequence of the exit event. During August 2021 DarkPulse purchased additional shares in the Company in exchange for £4.0 million.

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Notes (continued)

1                 Accounting policies (continued)

Consequently, at the date of approving these consolidated financial statements, the Group had no secured or unsecured loans (other than lease liabilities and amounts owed to DarkPulse).

The directors have prepared cash flow forecasts in order to assess going concern which indicate that, taking account of reasonably possible downsides, the Group will have sufficient funds, through funding from its ultimate parent company, DarkPulse, to meet its liabilities as they fall due during the going concern assessment period.

Those forecasts are dependent on the DarkPulse not seeking repayment of the amounts currently due to it by the group, and providing additional financial support during the going concern assessment period. DarkPulse has indicated its intention to continue to make available such funds as are needed by the Group, and that it does not intend to seek repayment of the amounts due during the going concern assessment period. As with any company placing reliance on wider group entities for financial support, the directors acknowledge that there can be no certainty that this support will continue although, at the date of approval of these financial statements, they have no reason to believe that it will not do so.

The DarkPulse group financial statements dated April 15, 2022 indicate that a material uncertainty exists over its ability to continue as a going concern as DarkPulse has suffered recurring losses from operations and has a net capital deficiency at December 31, 2021. The following basis of preparation wording has been included in the DarkPulse annual report:

“The Company will require additional funding during the next twelve months to finance the growth of its current operations and achieve its strategic objectives. These factors, as well as the uncertain conditions that the Company faces relative to capital raising activities, create substantial doubt as to the Company’s ability to continue as a going concern. The Company is seeking to raise additional capital principally through private placement offerings and is targeting strategic partners in an effort to finalize the development of its products and begin generating revenues. The ability of the Company to continue as a going concern is dependent upon the success of future capital offerings or alternative financing arrangements or expansion of its operations. The accompanying financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern. Management is actively pursuing additional sources of financing sufficient to generate enough cash flow to fund its operations through calendar year 2022. However, management cannot make any assurances that such financing will be secured.”

Based on the above, the Directors believe that it remains appropriate to prepare the financial statements on a going concern basis. However, these circumstances represent a material uncertainty that may cast significant doubt on the Group's ability to continue as a going concern and, therefore, that the Group may be unable to realise its assets and discharge its liabilities in the normal course of business. The financial statements do not include any adjustments that would result from the basis of preparation being inappropriate.

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Notes (continued)

1                 Accounting policies (continued)

1.3       Basis of consolidation

Subsidiaries

Subsidiaries are entities controlled by the Group. The Group controls an entity when it is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. In assessing control, the Group takes into consideration potential voting rights. The acquisition date is the date on which control is transferred to the acquirer. The financial statements of subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases. Losses applicable to the non-controlling interests in a subsidiary are allocated to the non-controlling interests even if doing so causes the non-controlling interests to have a deficit balance.

Transactions eliminated on consolidation

Intra-group balances and transactions, and any unrealised income and expenses arising from intra-group transactions, are eliminated. Unrealised gains arising from transactions with equity-accounted investees are eliminated against the investment to the extent of the Group’s interest in the investee. Unrealised losses are eliminated in the same way as unrealised gains, but only to the extent that there is no evidence of impairment.

1.4      Foreign currency

Transactions in foreign currencies are translated to the respective functional currencies of Group entities at the foreign exchange rate ruling at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are retranslated to the functional currency at the foreign exchange rate ruling at that date. Foreign exchange differences arising on translation are recognised in the income statement. Non-monetary assets and liabilities that are measured in terms of historical cost in a foreign currency are translated using the exchange rate at the date of the transaction. Non-monetary assets and liabilities denominated in foreign currencies that are stated at fair value are retranslated to the functional currency at foreign exchange rates ruling at the dates the fair value was determined.

The assets and liabilities of foreign operations, including goodwill and fair value adjustments arising on consolidation, are translated to the Group’s presentational currency, Sterling, at foreign exchange rates ruling at the balance sheet date. The revenues and expenses of foreign operations are translated at an average rate for the year where this rate approximates to the foreign exchange rates ruling at the dates of the transactions.

Exchange differences arising from this translation of foreign operations are reported as an item of other comprehensive income and accumulated in the translation reserve. When a foreign operation is disposed of, such that control, joint control or significant influence (as the case may be) is lost, the entire accumulated amount in the FCTR, net of amounts previously attributed to non-controlling interests, is recycled to profit or loss as part of the gain or loss on disposal. When the Group disposes of only part of its interest in a subsidiary that includes a foreign operation while still retaining control, the relevant proportion of the accumulated amount is reattributed to non-controlling interests.

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Notes (continued)

1                 Accounting policies (continued)

1.5       Financial instruments

(i)               Recognition and initial measurement

Trade receivables and debt securities issued are initially recognised when they are originated. All other financial assets and financial liabilities are initially recognised when the Company becomes a party to the contractual provisions of the instrument.

A financial asset (unless it is a trade receivable without a significant financing component) or financial liability is initially measured at fair value plus, for an item not at fair value through profit or loss (“FVTPL”), transaction costs that are directly attributable to its acquisition or issue. A trade receivable without a significant financing component is initially measured at the transaction price.

(ii)              Classification and subsequent measurement

Financial assets

(a)	Classification

On initial recognition, a financial asset is classified as measured at: amortised cost; FVOCI – debt investment; FVOCI – equity investment; or FVTPL.

Financial assets are not reclassified subsequent to their initial recognition unless the Company changes its business model for managing financial assets in which case all affected financial assets are reclassified on the first day of the first reporting period following the change in the business model.

A financial asset is measured at amortised cost if it meets both of the following conditions:

-	it is held within a business model whose objective is to hold assets to collect contractual cash flows; and

-	its contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

A debt investment is measured at FVOCI if it meets both of the following conditions:

-	it is held within a business model whose objective is achieved by both collecting contractual cash flows and selling financial assets; and

-	its contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

On initial recognition of an equity investment that is not held for trading, the Company may irrevocably elect to present subsequent changes in the investment’s fair value in OCI. This election is made on an investment-by-investment basis.

All financial assets not classified as measured at amortised cost or FVOCI as described above are measured at FVTPL. This includes all derivative financial assets.

Investments in subsidiaries are carried at cost less impairment.

11

Notes (continued)

1                 Accounting policies (continued)

1.5       Financial instruments (continued)

Cash and cash equivalents

Cash and cash equivalents comprise cash balances and call deposits. Bank overdrafts that are repayable on demand and form an integral part of the Company’s cash management are included as a component of cash and cash equivalents for the purpose only of the cash flow statement.

(b)	Subsequent measurement and gains and losses

Financial assets at FVTPL - these assets (other than derivatives designated as hedging instruments) are subsequently measured at fair value. Net gains and losses, including any interest or dividend income, are recognised in profit or loss.

Financial assets at amortised cost - These assets are subsequently measured at amortised cost using the effective interest method. The amortised cost is reduced by impairment losses. Interest income, foreign exchange gains and losses and impairment are recognised in profit or loss. Any gain or loss on derecognition is recognised in profit or loss.

Debt investments at FVOCI - these assets are subsequently measured at fair value. Interest income calculated using the effective interest method, foreign exchange gains and losses and impairment are recognised in profit or loss. Other net gains and losses are recognised in OCI. On derecognition, gains and losses accumulated in OCI are reclassified to profit or loss.

Equity investments at FVOCI - these assets are subsequently measured at fair value. Dividends are recognised as income in profit or loss unless the dividend clearly represents a recovery of part of the cost of the investment. Other net gains and losses are recognised in OCI and are never reclassified to profit or loss.

Financial liabilities and equity

Financial instruments issued by the Company are treated as equity only to the extent that they meet the following two conditions:

(a)	they include no contractual obligations upon the Company to deliver cash or other financial assets or to exchange financial assets or financial liabilities with another party under conditions that are potentially unfavourable to the company; and

(b)	where the instrument will or may be settled in the Company’s own equity instruments, it is either a non-derivative that includes no obligation to deliver a variable number of the Company’s own equity instruments or is a derivative that will be settled by the Company’s exchanging a fixed amount of cash or other financial assets for a fixed number of its own equity instruments.

To the extent that this definition is not met, the proceeds of issue are classified as a financial liability. Where the instrument so classified takes the legal form of the Company’s own shares, the amounts presented in these financial statements for called up share capital and share premium account exclude amounts in relation to those shares.

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Notes (continued)

1                 Accounting policies (continued)

1.5       Financial instruments (continued)

(iii)             Impairment

The Group recognises loss allowances for expected credit losses (ECLs) on financial assets measured at amortised cost, debt investments measured at FVOCI and contract assets (as defined in IFRS 15).

The Group measures loss allowances at an amount equal to lifetime ECL, except for other debt securities and bank balances for which credit risk (i.e. the risk of default occurring over the expected life of the financial instrument) has not increased significantly since initial recognition, which are measured as 12-month ECL.

Loss allowances for trade receivables and contract assets are always measured at an amount equal to lifetime ECL.

When determining whether the credit risk of a financial asset has increased significantly since initial recognition and when estimating ECL, the Group considers reasonable and supportable information that is relevant and available without undue cost or effort. This includes both quantitative and qualitative information and analysis, based on the company’s historical experience and informed credit assessment and including forward-looking information.

The Group assumes that the credit risk on a financial asset has increased significantly if it is more than 30 days past due.

The Group considers a financial asset to be in default when:

-	the borrower is unlikely to pay its credit obligations to the company in full, without recourse by the company to actions such as realising security (if any is held); or

-	the financial asset is more than 90 days past due.

Write-offs

The gross carrying amount of a financial asset is written off (either partially or in full) to the extent that there is no realistic prospect of recovery.

13

Notes (continued)

1                 Accounting policies (continued)

1.6       Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation and accumulated impairment losses.

Leases in which the Group assumes substantially all the risks and rewards of ownership of the leased asset are classified as finance leases. Where land and buildings are held under leases the accounting treatment of the land is considered separately from that of the buildings. Leased assets acquired by way of finance lease are stated at an amount equal to the lower of their fair value and the present value of the minimum lease payments at inception of the lease, less accumulated depreciation and less accumulated impairment losses. Lease payments are accounted for as described below.

Depreciation is charged to the income statement on a straight-line basis over the estimated useful lives of each part of an item of property, plant and equipment. Land is not depreciated. The estimated useful lives are as follows:

•	Leasehold improvements	10 years

•	Plant and equipment	4-8 years

•	Motor vehicles	3 years

Depreciation methods, useful lives and residual values are reviewed at each balance sheet date.

1.7       Business combinations

All business combinations are accounted for by applying the acquisition method. Business combinations are accounted for using the acquisition method as at the acquisition date, which is the date on which control is transferred to the Group.

For acquisitions on or after 1 January 2010, the Group measures goodwill at the acquisition date as:

•	the fair value of the consideration transferred; plus

•	the recognised amount of any non-controlling interests in the acquiree; plus

•	the fair value of the existing equity interest in the acquiree; less

•	the net recognised amount (generally fair value) of the identifiable assets acquired and liabilities assumed.

When the excess is negative, a bargain purchase gain is recognised immediately in profit or loss.

Costs related to the acquisition, other than those associated with the issue of debt or equity securities, are expensed as incurred.

Any contingent consideration payable is recognised at fair value at the acquisition date. If the contingent consideration is classified as equity, it is not remeasured and settlement is accounted for within equity. Otherwise, subsequent changes to the fair value of the contingent consideration are recognised in profit or loss.

14

Notes (continued)

1                 Accounting policies (continued)

1.8       Intangible assets and goodwill

1.8.1           Goodwill

Goodwill is stated at cost less any accumulated impairment losses. Goodwill is allocated to cash-generating units and is not amortised but is tested annually for impairment.

Other intangible assets

Other intangible assets that are acquired by the Group are stated at cost less accumulated amortisation and accumulated impairment losses.

1.8.2           Amortisation

Amortisation is charged to the income statement on a straight-line basis over the estimated useful lives of intangible assets unless such lives are indefinite. Intangible assets with an indefinite useful life and goodwill are systematically tested for impairment at each balance sheet date, or when there are indicators of impairment. Other intangible assets are amortised from the date they are available for use. The estimated useful lives are as follows:

•	brand	8 years

•	customer relationships	2 years (or the term of the license)

•	order book	5 years

1.9       Inventories

Inventories are stated at the lower of cost and net realisable value. Cost is based on the first-in first-out principle and includes expenditure incurred in acquiring the inventories, production or conversion costs and other costs in bringing them to their existing location and condition. In the case of manufactured inventories and work in progress, cost includes an appropriate share of overheads based on normal operating capacity.

Inventory includes work in progress on contracts. Work in progress represents cost incurred in excess of work performed for which the Group expects to receive revenue, such as advance material purchases and labour.

15

Notes (continued)

1                 Accounting policies (continued)

1.10     Impairment of non-financial assets excluding inventories and deferred tax assets

The carrying amounts of the Group’s non-financial assets, other than inventories and deferred tax assets, are reviewed at each reporting date to determine whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated. For goodwill, and intangible assets that have indefinite useful lives or that are not yet available for use, the recoverable amount is estimated each year at the same time.

The recoverable amount of an asset or cash-generating unit is the greater of its value in use and its fair value less costs to sell. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. For the purpose of impairment testing, assets that cannot be tested individually are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or groups of assets (the “cash-generating unit”). The goodwill acquired in a business combination, for the purpose of impairment testing, is allocated to cash-generating units, or (“CGU”). Subject to an operating segment ceiling test, for the purposes of goodwill impairment testing, CGUs to which goodwill has been allocated are aggregated so that the level at which impairment is tested reflects the lowest level at which goodwill is monitored for internal reporting purposes. Goodwill acquired in a business combination is allocated to groups of CGUs that are expected to benefit from the synergies of the combination.

An impairment loss is recognised if the carrying amount of an asset or its CGU exceeds its estimated recoverable amount. Impairment losses are recognised in profit or loss. Impairment losses recognised in respect of CGUs are allocated first to reduce the carrying amount of any goodwill allocated to the units, and then to reduce the carrying amounts of the other assets in the unit (group of units) on a pro rata basis.

An impairment loss in respect of goodwill is not reversed. In respect of other assets, impairment losses recognised in prior periods are assessed at each reporting date for any indications that the loss has decreased or no longer exists. An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortisation, if no impairment loss had been recognised.

1.11     Employee benefits

Defined contribution plans

A defined contribution plan is a post-employment benefit plan under which the Group pays fixed contributions into a separate entity and will have no legal or constructive obligation to pay further amounts. Obligations for contributions to defined contribution pension plans are recognised as an expense in the income statement in the periods during which services are rendered by employees.

1.12     Provisions

A provision is recognised in the balance sheet when the Group has a present legal or constructive obligation as a result of a past event, that can be reliably measured and it is probable that an outflow of economic benefits will be required to settle the obligation. Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects risks specific to the liability.

16

Notes (continued)

1                 Accounting policies (continued)

1.13     Revenue

Revenue is stated net of any sales taxes, rebates and discounts.

Revenue is recognised to represent the transfer of promised services to customers in a way that reflects the consideration expected to be received in return. Total consideration from contracts with customers is allocated to the performance obligations identified based on their standalone selling price, and is recognised when those performance obligations are satisfied and the control of goods or services is transferred to the customer, either over time or at a point in time.

The Group’s contracts with customers can include a number of different performance obligations. These are analysed to determine those which are capable of being distinct (which the Group assesses based on whether the customer is able to benefit from the good or service on its own), and whether they are distinct within the context of the contract. If this is the case, then a separate performance obligation is recognised for the individual good or service being provided. If the good or service is not distinct, it is combined with other goods or services to form a performance obligation. For each performance obligation, the Group determines whether the revenue should be recognised over time, or at a point in time, with the key policies adopted being as follows:

-	Revenue in respect of Engineering Services is recognised over time on the basis that the customer is actively involved with the validation of the work’s completion;

-	Revenue in respect of Installation and Commissioning is recognised at a point in time following either valuation by the customer or completion of distinct portions of works under the contract;

-	Revenue is respect of Maintenance is recognised at a point in time when the service has been delivered;

-	Revenue in respect of material supply is recognised at a point in time when a distinct asset is created such that the customer can verify its existence with the supplier.

Sales are typically invoiced in the geographic area in which the customer is located. As a result, the geographic location of the invoicing undertaking is used to attribute revenue to individual countries.

Contract assets relate to the Group’s right to consideration for performance obligations satisfied but where the customer has yet to be invoiced. The contract assets are transferred to receivables when the rights become unconditional. This usually occurs when the Group issues an invoice to the customer.

Contract liabilities relate to advance consideration received from customers where the performance obligations have yet to be satisfied.

17

Notes (continued)

1                 Accounting policies (continued)

1.14     Expenses

Financing income and expenses

Financing expenses include interest payable, finance charges on finance leases under IAS 17 recognised in profit or loss using the effective interest method, and net foreign exchange losses that are recognised in the income statement (see foreign currency accounting policy).

Financing income comprise interest receivable on funds invested, and net foreign exchange gains.

Interest income and interest payable is recognised in profit or loss as it accrues, using the effective interest method. Foreign currency gains and losses are reported on a net basis.

1.15     Taxation

Tax on the profit or loss for the year comprises current and deferred tax. Tax is recognised in the income statement except to the extent that it relates to items recognised directly in equity, in which case it is recognised in equity

Current tax is the expected tax payable or receivable on the taxable income or loss for the year, using tax rates enacted or substantively enacted at the balance sheet date, and any adjustment to tax payable in respect of previous years.

Deferred tax is provided on temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. The following temporary differences are not provided for: the initial recognition of goodwill; the initial recognition of assets or liabilities that affect neither accounting nor taxable profit other than in a business combination, and differences relating to investments in subsidiaries to the extent that they will probably not reverse in the foreseeable future. The amount of deferred tax provided is based on the expected manner of realisation or settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantively enacted at the balance sheet date.

A deferred tax asset is recognised only to the extent that it is probable that future taxable profits will be available against which the temporary difference can be utilised.

18

Notes (continued)

1                 Accounting policies (continued)

1.16     Leases (policy applicable from 1 January 2019)

The Group has applied IFRS 16 using the modified retrospective approach and therefore the comparative information has not been restated and continues to be reported under IAS 17.

At the inception of a contract, the Group assesses whether a contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.

As a lessee

At commencement or on modification of a contract that contains a lease component, along with one or more other lease or non-lease components, the Group accounts for each lease component separately from the non-lease components. However, for the leases of motor vehicles, the Group has elected not to separate non-lease components and account for the lease and non-lease components as a single lease component. The Group allocates the consideration in the contract to each lease component on the basis of its relative stand-alone price and the aggregate stand-alone price of the non-lease components.

The Group recognises a right-of-use asset and a lease liability at the lease commencement date. The right-of-use asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, less any lease incentives received.

The right-of-use asset is subsequently depreciated using the straight-line method from the commencement date to the end of the lease term, unless the lease transfers ownership of the underlying asset to the Group by the end of the lease term or the cost of the right-of-use asset reflects that the Group will exercise a purchase option. In that case the right-of-use asset will be depreciated over the useful life of the underlying asset, which is determined on the same basis as those of property and equipment. In addition, the right-of-use asset is periodically reduced by impairment losses, if any, and adjusted for certain remeasurements of the lease liability.

The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Group's incremental borrowing rate.

Lease payments included in the measurement of the lease liability comprise the following:

-	fixed payments, including in-substance fixed payments;

-	variable lease payments that depend on an index or a rate, initially measured using the index or rate as at the commencement date

-	amounts expected to be payable under a residual value guarantee; and

-	the exercise price under a purchase option that the Group is reasonably certain to exercise,

-	lease payments in an optional renewal period if the Group is reasonably certain to exercise an extension option, and

-	penalties for early termination of a lease unless the Group is reasonably certain not to terminate early.

19

Notes (continued)

1                 Accounting policies (continued)

1.16     Leases (policy applicable from 1 January 2019) (continued)

The lease liability is measured at amortised cost using the effective interest method. It is remeasured when there is a change in future lease payments arising from a change in an index or rate, there is a change in the Group's estimate of the amount expected to be payable under a residual value guarantee, if the Group changes its assessment of whether it will exercise a purchase, extension or termination option or if there is a revised in-substance fixed lease payment.

When the lease liability is remeasured in this way, a corresponding adjustment is made to the carrying amount of the right-of-use asset, to the extent that the right-of-use asset is reduced to nil, with any further adjustment required from the remeasurement being recorded in profit or loss.

The Group presents right-of-use assets that do not meet the definition of investment property in 'property, plant and equipment' and lease liabilities in 'loans and borrowings' in the statement of financial position.

Short-term leases and leases of low-value assets

The Group has elected not to recognise right-of-use assets and lease liabilities for lease of low-value assets and short-term leases. The Group recognises the lease payments associated with these leases as an expense on a straight-line basis over the lease term.

1.17     New standards, amendments to standards and interpretations

There are no new standards, amendments to existing standards or interpretations that are not yet effective that are expected to have a material impact on the Company. Such developments are routinely reviewed by the Company and its financial reporting systems are adapted as appropriate.

1.18     Discontinued Operations

A non-current asset or a group of assets containing a non-current asset (a disposal group) is classified as held for sale if its carrying amount will be recovered principally through sale rather than through continuing use, it is available for immediate sale and sale is highly probable within one year.

On initial classification as held for sale, non-current assets and disposal groups are measured at the lower of previous carrying amount and fair value less costs to sell with any adjustments taken to profit or loss. The same applies to gains and losses on subsequent remeasurement although gains are not recognised in excess of any cumulative impairment loss.  Any impairment loss on a disposal group first is allocated to goodwill, and then to remaining assets and liabilities on pro rata basis, except that no loss is allocated to inventories, financial assets, deferred tax assets, employee benefit assets and investment property, which continue to be measured in accordance with the Company’s accounting policies. Intangible assets and property, plant and equipment once classified as held for sale or distribution are not amortised or depreciated.

A discontinued operation is a component of the Company’s business that represents a separate major line of business or geographical area of operations that has been disposed of or is held for sale, or is a subsidiary acquired exclusively with a view to resale. Classification as a discontinued operation occurs upon disposal or when the operation meets the criteria to be classified as held for sale, if earlier.  When an operation is classified as a discontinued operation, the comparative income statement is restated as if the operation has been discontinued from the start of the comparative period.

20

Notes (continued)

2                 Revenue from contracts with customers

(i)	Disaggregation of revenue

In the following table, revenue is disaggregated by primary geographical market, major products/service lines and timing of revenue recognition.

	2020	2019
	£000	£000
Major products/service lines
Revenue from sale of materials	12,055	24,411
Revenue from services	20,440	15,720

	32,495	40,131

Primary geographical markets
United Kingdom	19,271	17,851
Middle East	1,449	8,317
Azerbaijan	311	4,926
India	69	3,724
Romania	2,266	–
Africa	7,961	2,373
Turkey	741	898
Kazakhstan	–	823
Other	427	1,219

Total	32,495	40,131

Timing of transfer of goods or services

Products and services transferred at a point in time	32,495	40,131

21

Notes (continued)

2                 Revenue from contracts with customers (continued)

(ii)	Contract balances

The following table provides information about receivables, contract assets and contract liabilities from contracts with customers.

		2020	2019
	Note	£000	£000
Receivables	10	1,232	7,274
Contract assets	10	664	5,941
Contract liabilities	14	(5,696)	(7,352)
Provision for onerous contracts	15	(4,044)	(2,010)

The contract assets primarily relate to the Group’s rights to consideration for work completed but not billed at the reporting date. The contract assets are transferred to receivables when the rights become unconditional. The contract liabilities primarily relate to the advance consideration received from customers.

The amount of revenue recognised in the current period from performance obligations satisfied (or partially satisfied) in previous periods was £nil (2019: £nil).

The amount of revenue recognised in current period that was included in the contract liability balance at the beginning of the period was £7,352,000 (2019: £5,408,000).

Significant changes in the contract assets and the contract liabilities balances during the period are as follows:

	2020	2019
	£000	£000
Contract assets
Transfers from contract assets recognised at the beginning of the period to receivables	(5,941)	(12,403)
New performance obligations being satisfied	17,051	25,614
Increase through acquisition	–	–
Impairment of contract assets	(1,775)	417

Contract liabilities
Revenue recognised that was included in the contract liability balance at the beginning of the period	7,352	5,408
Increases due to cash received, excluding amounts recognised as revenue during the period	(3,274)	78
Increases as a result of changes in the measure of progress	(2,422)	(7,352)
Increases through acquisition	–	–

22

Notes (continued)

2                 Revenue from contracts with customers (continued)

(iii)	Transaction price allocated to the remaining performance obligations

The following table includes revenue expected to be recognised in the future related to performance obligations that are unsatisfied (or partially unsatisfied) at the reporting date.

	2020	2019
	£000	£000

Within one year	9,208	17,967
Between one and two years	12,756	2,698

	21,964	20,665

The Group applies the practical expedient in IFRS 15.121 and does not disclose information about remaining performance obligations that have original expected durations of one year or less.

3                 Finance income and expense

Recognised in profit or loss

	2020	2019
	£000	£000
Finance income
Net foreign exchange gain	47	746
Interest income on unimpaired financial assets	4	11

Total finance income	51	757

Finance expense
Shareholder loan interest	3,660	3,165
Bank loan interest	375	399
Other loan interest	8	23
Interest on lease liabilities	72	123

Total finance expense	4,115	3,710

23

Notes (continued)

4                 Taxation

Recognised in the income statement

	2020	2019
	£000	£000
UK corporation tax
Current tax on income for the year	–	–

Foreign tax
Current tax on income for the year	386	1,076
Adjustments for prior years	(54)	(95)

Current tax expense	332	981

Deferred tax expense
Origination and reversal of temporary differences	–	62
Reduction in tax rate	–	–

Deferred tax expense	–	62

Total tax expense	332	1,043

Reconciliation of effective tax rate

	2020	2019
	£000	£000

(Loss) for the year from continuing operations	(17,333)	(26,985)
Total tax expense	332	945

(Loss) excluding taxation	(17,001)	(26,040)

Tax using the UK corporation tax rate of 19.00% (2019 :19.00%)	(3,230)	(4,948)

Effect of tax rates in foreign jurisdictions	14	403
Non-deductible expenses	532	2,477
Taxable losses not recognised	3,070	3,108
Adjustments for prior years	(54)	(95)

Total tax expense	332	945

24

Notes (continued)

4                 Taxation (continued)

Changes to UK corporation tax rates were substantively enacted as part of the Finance (No 2) Act 2015 on 18 November 2015 and the Finance Act 2016 on 15 September 2016. These changes included reductions to the main rate of corporation tax to 19% from 1 April 2017 and to 17% from 1 April 2020. At the Budget 2020, the Government announced that the main rate of corporation tax for 2020 and 2021 would remain at 19% and the change was substantively enacted for IFRS and UK GAAP purposes on 17 March 2020.

In the 3 March 2021 Budget, it was announced that the UK tax rate will increase to 25% from 1 April 2023 and this was substantially enacted on 24 May 2021. This will have a consequential effect on the Group’s future tax charge. The Group has unrecognised deferred tax assets on gross taxable losses carried forward of some £25 million. Such assets will be recognised when there is sufficient certainty over the future taxable profits of the Group.

5.                Employee benefit costs

	2020	2019
	£000	£000

Wages and salaries	10,498	9,806
Social security costs	776	802
Contributions to defined contribution plans	266	193

	11,540	10,801

6                 Property, plant and equipment

	Leasehold Improvements	Plant and equipment	Motor Vehicles	Total
	£000	£000	£000	£000
Cost
Balance at 1 January 2019	1,158	1,768	295	3,273
Acquisitions	–	95	–	95
Disposals	–	(43)	–	(43)

Balance at 31 December 2019	1,158	1,820	295	3,273

Balance at 1 January 2020	1,158	1,820	295	3,273
Acquisitions	–	265	–	265
Disposals	–	(1,102)	–	(1,102)

Balance at 31 December 2020	1,158	983	295	2,436

Depreciation and impairment
Balance at 1 January 2019	(676)	(1,298)	(10)	(1,984)
Depreciation charge for the year	(193)	(160)	(97)	(450)
Disposals	–	–	–	–

Balance at 31 December 2019	(869)	(1,458)	(107)	(2,434)

Balance at 1 January 2020	(869)	(1,458)	(107)	(2,434)
Depreciation charge for the year	(179)	(203)	(89)	(471)
Disposals	–	1,082	–	1,082

Balance at 31 December 2020	(1,048)	(579)	(196)	(1,823)

Net book value
At 1 January 2019	3	470	5	478

At 31 December 2019 and 1 January 2020	289	362	188	839

At 31 December 2020	110	404	99	613

25

Notes (continued)

6                 Property, plant and equipment (continued)

Right-of-use assets

At 31 December 2020, property, plant and equipment includes £215,000 of cost attributable to assets under construction.

Property, plant and equipment also includes right-of-use assets as follows:

96	–	99	195

7                 Intangible assets

	Goodwill	Licences	Other	Total
	£000	£000	£000	£000
Cost
Balance at 1 January 2019, 31 December 2019 and 31 December 2020	17,293	24	10,043	27,814

Amortisation and impairment
Balance at 1 January 2019	454	24	6,464	6,942
Amortisation for the year	–	–	1,101	1,101
Impairment charge	4,559	–	2,478	7,037

Balance at 31 December 2019	5,013	24	10,043	15,080

Balance at 1 January 2020	5,013	24	10,043	15,080
Amortisation for the year	–	–	–	–
Impairment charge	2,799	–	–	2,799

Balance at 31 December 2020	7,358	24	10,043	17,879

Net book value
At 1 January 2019	17,293	–	3,579	20,872

At 31 December 2019 and 1 January 2020	12,734	–	–	12,734

At 31 December 2020	9,935	–	–	9,935

The “Other” intangible assets represented the brand, order book and customer relationships recognised on the acquisition of the Optilan Group in 2017, and the brand and order book recognised on the acquisition of Telinstra FZCO on 11 June 2018.

Impairment charge in prior year

Goodwill and indefinite life intangible assets considered significant in comparison to the Group’s total carrying amount of such assets have been allocated to a single cash generating unit, Optilan Group, excluding the Telinstra business. Management believes the cash flows of the UK and overseas businesses are interdependent given the design and control oversight from the UK.

26

Notes (continued)

7                     Intangible assets (continued)

The recoverable amount of Optilan Group has been calculated with reference to its value in use. The key assumptions of this calculation are the forecast revenues and associated margin that the Group expects to generate in the forecast period, with the forecasts including assumptions of growth between 10% and 35% in revenue, and maintaining gross margins at between 12% and 18%. Other key assumptions are as follows:

	2020	2019

Period on which management approved forecasts are based	4	4
Growth rate applied beyond approved forecast period	2%	2%
Discount rate	13.00%	11.08%

Management has used Board approved forecasts for the period to 31 December 2024, as at the date of approval of these financial statements.

The growth rate used in value in use calculation reflect the average growth rate experienced by the Group for the core UK market over the next 20 years.

The discount rate applied has been calculated on a market-participant basis with reference to comparator companies and prevailing market rates.

In performing this calculation, management determined that the fair value of the Optilan Group CGU was some £9,935,000 and, consequently, an impairment of £2,799,000 was recognised against goodwill in the income statement.

Any additional movement in the key assumptions at the balance sheet date would lead to a further provision against the investment. An absolute increase of 1.0 percentage points in the discount rate would lead to a further provision of £3,526,000 or an absolute reduction in the long-term growth rate of 1.0 percentage points would lead to a further provision of £2,722,000. Equally, should the growth that is anticipated within the period to 31 December 2024 not be achieved, a further provision would be required.

8                     Deferred tax assets and liabilities

There were no deferred tax assets or liabilities recognized at 31 December 2020 or 31 December 2019.

8.1      Movement in deferred tax during the year

	1 January 2020	Recognised in income	31 December 2020
	£000	£000	£000

Property, plant and equipment	–	–	–
Tax value of loss carry-forwards utilised	–	–	–
Other	–	–	–

	–	–	–

27

Notes (continued)

8                     Deferred tax assets and liabilities (continued)

8.2      Movement in deferred tax during the prior year

	1 January 2019	Recognised in income	31 December 2019
	£000	£000	£000

Property, plant and equipment	–	–	–
Tax value of loss carry-forwards utilised	39	(39)	–
Other	23	(23)	–

	62	(62)	–

9                 Inventories

	2020	2019
	£000	£000

Raw materials and consumables	155	483
Work in progress	2,410	8,317

	2,565	8,800

Included within inventories is £nil (2019: £nil) expected to be recovered in more than 12 months.

Raw materials, consumables and changes in work in progress recognised as cost of sales in the year amounted to £24,970,000 (2019: £33,910,000).

28

Notes (continued)

10               Trade and other receivables

	2020	2019
	£000	£000

Trade receivables	1,232	7,274
Contract assets	664	5,941
Prepayments and other trade receivables	1,910	1,441

Current	3,806	14,656

Included within trade and other receivables is £nil (2019: £nil) expected to be recovered in more than 12 months.

Ageing of trade receivables – Group

Aging of trade receivables, based on invoice date and net of allowance of doubtful debts, is as follows:

	2020	2019
	£000	£000

Within 30 days	825	4,309
31-60 days	137	2,276
61-90 days	123	527
90+ days	147	162

	1,232	7,274

29

Notes (continued)

10               Trade and other receivables (continued)

The movement in the allowance for impairment in respect of trade receivables during the year was as follows:

	2020	2019
	£000	£000

Opening balance	2,495	590
Impairment loss recognised	251	1,905
Impairment loss utilised	(346)	–

Closing balance	2,400	2,495

The allowance account for trade receivables is used to record impairment losses unless the Company is satisfied that no recovery of the amount owing is possible; at that point the amounts considered irrecoverable are written off against the trade receivables directly.

11               Cash and cash equivalents/ bank overdrafts

	2020	2019
	£000	£000

Cash and cash equivalents per balance sheet	893	2,936
Bank overdrafts	(387)	(1,691)

Cash and cash equivalents per cash flow statement	506	1,245

12               Net debt reconciliation

Net debt is described below as part of the Group’s capital management strategy and should be read in conjunction with the information presented in note 18.

	2020	2019
	£000	£000

Cash and cash equivalents (see note 11)	893	2,936
Bank overdrafts (see note 11)	(387)	(1,691)
Secured bank loans (see note 13)	(11,500)	(7,500)
Lease liabilities (see note 13)	(199)	(485)
Unsecured shareholder loan (see note 13)	(29,482)	(29,482)
Accrued interest (see note 13)	(12,262)	(8,467)

Net debt	(52,937)	(44,689)

30

Notes (continued)

12               Net debt reconciliation (continued)

Subsequent to year end the following transactions impacted the net debt at 31 December 2020:

On 19 February 2021 Optilan Holdco 2 Limited, being the shareholder to whom the unsecured loan notes are owed, waived all amounts of unsecured shareholder loans and related accrued interest.

On 19 February 2021 the secured bank loans and overdraft were converted in to a convertible equity instrument, payable upon exit.

Consequently, at the date of approving these financial statements the Group had no secured or unsecured debt, other than lease liabilities.

13               Other interest-bearing loans and borrowings

This note provides information about the contractual terms of the Group’s interest-bearing loans and borrowings, which are measured at amortised cost. For more information about the Group’s exposure to interest rate and foreign currency risk, see note 18.

	2020	2019
	£000	£000
Non-current liabilities
Secured bank loans	11,167	7,500
Lease liabilities	–	199
Unsecured shareholder loan	29,482	29,482
Accrued interest on unsecured shareholder loan	12,262	8,467

	52,911	45,648

Current liabilities
Secured bank loans	333	–
Other loans	76	72
Current portion of lease liabilities	199	286

	608	358

31

Notes (continued)

13               Other interest-bearing loans and borrowings (continued)

Terms and debt repayment schedule

	Currency	Nominal interest rate	Year of maturity	Fair value	Carrying amount	Fair value	Carrying amount
				2020	2020	2019	2019
				£000	£000	£000	£000

NatWest	Sterling	5%	2023	6,478	7,500	6,269	7,500
NatWest – CBILS	Sterling	0%	2026	4,000	4,000	–	–
Shareholders loan	Sterling	10%	2024	20,125	29,482	18,292	29,482
Lease liabilities	Sterling	5%	2022	199	199	205	199

				30,802	41,181	25,395	37,181

The loans and borrowings balance in both the table above and within note 12 represents a £4,000,000 borrowing under the Coronavirus Business Interruption Loan Scheme ('CBILS'). No interest is payable on this loan until July 2021, when repayments of the loan also commence at an equal monthly repayment profile for the maturity of the borrowing.

14              Trade and other payables

	2020	2019
	£000	£000
Current
Trade payables	8,922	13,121
Contract liabilities	5,696	7,352
Other trade payables	389	385
Non-trade payables and accrued expenses	2,094	11,225

	17,101	32,083

32

Notes (continued)

15               Provisions

Onerous contract provision
£000

Balance at 1 January 2020	2,010
Provisions made during the year	3,800
Provisions used during the year	(1,766)

Balance at 31 December 2020	4,044

Non-current	–
Current	4,044

Onerous contract provisions reflect expected future losses on contracts the Company is committed to delivering. These provisions unwind against the respective contracts as a loss is realised. These provisions represent an estimate of future losses and therefore may be under or overstated as circumstances impacting the delivery of contracts change.

16               Employee benefits

Defined contribution plans

The Group operates a number of defined contribution pension plans.

The total expense relating to these plans in the current year was £266,000 (2019: £193,000).

17               Capital and reserves

Share capital

	2020	2019
	£000	£000
Allotted, called up and fully paid
100,000 Ordinary shares of £1 each	100	100

	100	100

33

Notes (continued)

18               Financial instruments

Financial risk management

The directors have overall responsibility for the oversight of the Group’s risk management framework. The Board meet on a regular basis and consider the range of risks affecting the Group’s activities and set actions to mitigate key risks.

Credit risk

Credit risk is the risk of financial loss to the Group if a customer or counterparty to a financial instrument fails to meet its contractual obligations and arises principally from the Group’s customer receivables and forward exchange contracts.

The nature of the Group’s activities means significant commercial contracts are outstanding at any one time, resulting in a concentration of credit risk. The risk is mitigated due to the credit worthiness of the Group’s international customers, who are associated with major energy supply companies, by the acceleration of payments prior to shipment and the use of letters of credit. The credit risk associated with the Group’s UK activities is very small due to the average size of transactions and customer creditworthiness. An analysis of the ageing profile of trade receivables and the allowance for impairment in respect of trade receivables is included in note 12.

The Group is also exposed to credit risk arising from other financial assets which comprise cash and short-term deposits. The exposure to credit risk arises from the default of the counterparty with the maximum exposure being the carrying value of the asset. The Group’s policy is to place cash assets only with creditworthy institutions and to minimise cash balances held in foreign currency to only that required for short term working capital purposes.

Liquidity risk

Liquidity risk is the risk that the Group will not be able to meet its financial obligations as they fall due. The Group ensures that it has sufficient cash and bank facilities to all its commitments as and when they fall due by ensuring there are sufficient cash and working capital facilities to meet the Group’s cash requirements.

The risk is measured by a review of forecast liquidity each month to determine whether there are sufficient credit facilities to meet forecast requirements and monitoring covenants on a regular basis to ensure there are no forecasted breaches that would cause an “Event of Default.” Cash flow forecasts are submitted monthly to the Directors. There have been no breaches in covenants during the reported years.

As disclosed in note 14 of these accounts, as at the balance sheet date the Group and the Company were principally funded through £29,426,000 of shareholder loans, due for repayment in 2024, and a term loan bank facility of £7.5 million repayable in 2023, and £4.0 million of bank funding under the Coronavirus Business Interruption Loan Scheme (“CBILS”) payable in 2026.

34

Notes (continued)

18               Financial instruments (continued)

The maturity profile of the Group’s non-discounted debt cash flow is as follows:

	2020	2019
	£000	£000

In more than one year, but less than two	199	–
In more than two years, but less than five	40,982	45,449
In more than five years	–	–

Total non-current debt	41,181	45,449

On 25 July 2020, the Company agreed a further £4.0 million of bank funding from its existing lender under the Coronavirus Business Interruption Loan Scheme (“CBILS”).

Following certain restructuring activities in the Company’s parent, Optilan Holdings 2 Limited, on 19 February 2021 the parent waived all outstanding loan notes and associated interest accrued to that date, in exchange for shares. An equivalent exchange was immediately made with the Company's immediate subsidiary, Optilan Group Limited.

On 19 February 2021 the Group agreed to convert the total bank funding of £11.5 million (and some £0.7 million of overdraft) into a convertible equity instrument, payable on exit.

Consequently, at the date of approving these consolidated financial statements, the Group had no secured or unsecured loans (other than lease liabilities).

Market risk

Market risk is the risk that changes in market prices will affect the Group’s income. Market risks for the Group are impacted by global economic activity impacting demand for supplies from the Group’s principal oil and gas customers and also geo-political impact on investment in infrastructure.

35

Notes (continued)

18               Financial instruments (continued)

Foreign currency risk

The Group operates internationally and is exposed to foreign exchange risk which can negatively impact revenue, costs, margins and profit, principally through the translation of the results of overseas subsidiaries using average exchange rates which are subject to significant year on year variation.

The Group transacts internationally with customers and suppliers mainly in US Dollars. Exposure to transaction risk is managed through matching of revenue and costs on individual projects.

The following table shows the extent to which the Group has monetary assets and liabilities at the balance sheet date in currencies other than the local currency of operation. Monetary assets and liabilities refer to cash, deposits, borrowings and other amounts received or paid in cash. The amounts exclude intercompany balances which eliminate on consolidation.

	Monetary assets	Monetary liabilities	Monetary assets	Monetary liabilities
	2020	2020	2019	2019

US Dollar	146	–	552	–
Euro	–	–	–	–
Other	296	–	4	–

Pension liability risk

The Group has no association with any defined benefit pension scheme and therefore has no deferred, current or future liabilities in respect of such a scheme.

Capital risk

The Group’s objective when managing capital is to safeguard its ability to continue as a going concern in order to optimise returns to its shareholders. The Board’s policy is to build a strong capital base to maintain stakeholder confidence and sustain future growth. The Board regularly monitor the Group’s level of capital to ensure this can be achieved.

The Group is in compliance with the financial and other covenants within its committed bank credit facilities and has been in compliance throughout the reported years.

Fair value disclosures

The carrying amount of financial assets and liabilities approximate their fair values. The majority of the financial assets are current. The majority of current interest rate liabilities are at variable interest rates. The fair values of non-current fixed rate interest-bearing liabilities are not materially different from their carrying amounts.

36

Notes (continued)

18               Financial instruments (continued)

The fair value of financial assets and liabilities are as follows:

	2020	2019
	£000	£000

Cash and cash equivalents	893	2,936
Trade and other receivables	3,806	14,656

Total financial assets	1,279	17,592

Trade and other payables	(17,301)	(32,083)
Bank overdraft	(387)	(1,691)
Borrowings	(53,244)	(45,591)

Total financial liabilities	(70,932)	(79,365)

Financial instrument sensitivity analysis

In managing interest rate and currency risks, the Group aims to reduce the impact of short-term fluctuations on its earnings. At the end of each reporting year, the effect of hypothetical changes in interest and currency rates is as follows:

Interest rate sensitivity analysis

The table below shows the Group’s sensitivity to interest rates on floating rate borrowings (i.e. cash and cash equivalents and bank borrowings which attract interest at floating rates) if interest rates were to change by +/- 1%. The impact on the results in the consolidated income statement and consolidated statement of other comprehensive income and equity would be:

	2020	2019
	£000	£000

+1% movement in interest rates	11	11
-1% movement in interest rates	(11)	(11)

37

Notes (continued)

18               Financial instruments (continued)

Foreign exchange sensitivity analysis

The table below shows the Group’s sensitivity to Pounds Sterling strengthening/weakening by 10%. The impact on the equity of the Group would be:

	2020	2019
	£000	£000

10% appreciation of Pounds Sterling	410	506
10% depreciation of Pounds Sterling	(410)	(506)

This analysis is based on foreign currency exchange rate variances that the Group consider to be reasonably possible at the end of the reporting year. The analysis assumes that all other variables, in particular interest rates, remain constant.

19               Leases

21 (a) Leases as a lessee (IFRS 16)

Right-of-use assets

Right-of-use assets related to lease properties that do not meet the definition of investment properties are presented as property, plant and equipment (see note 6):

	Premises	Motor Vehicles	Total
	£000	£000	£000
Balance at 1 January 2020	287	188	475
Additions to right-of-use assets	–	–	–
Depreciation charge for the year	(191)	(89)	(280)

Balance at 31 December 2020	96	99	195

20               Commitments

i.	Capital commitments

During the year ended 31 December 2020, the Group entered into a contract to purchase property, plant and equipment for £nil (2019: £47,000).

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Notes (continued)

21               Related parties

i.	Identity of related parties with which the Group has transacted

Mrs A Buckland, Mrs N Yarwood and Mrs R Kler, wives of directors and/or former directors of the company, were amongst partners in Our Property Partnership (formerly Optilan Property Partnership). During the year Our Property Partnership charged the subsidiary undertaking, Optilan (UK) Limited, rent of £252,000 (2019: £261,000).

At 31 December 2020 the amount owed to Our Property Partnership was £nil (2019: £nil).

ii.	Transactions with key management personnel

Directors of the Company and their immediate relatives control 28.1% per cent of the voting shares of the Ultimate Holding Company.

The compensation of key management personnel (including the directors) is as follows:

	2020	2019
	£000	£000

Key management remuneration including social security costs	727	633
Company contributions to money purchase pension schemes	84	46

	811	679

iii.	Other related party transactions

On 7 April 2017 the Company was acquired by Optilan Holdco 2 Limited and resulted in the transfer of £26,874,149 of liabilities owed to former shareholders at par by way of an intercompany loan with a fixed interest charge of 10% p.a. As a result of subsequent additional loans for a total of £2,607,603, the intercompany loan was £29, 481,752 at the balance sheet date. During the year, interest of £3,659,752 (2018: £3,164,982) was accrued and was outstanding at the balance sheet date.

	Receivables outstanding		Payables outstanding
	2020	2019	2020	2019
	£000	£000	£000	£000

Parent	–	–	41,744	38,353

39

Notes (continued)

22               Ultimate parent company and parent company of larger group

As at 31 December 2020 the Company was a wholly owned subsidiary undertaking of Optilan Holdco 2 Limited. The ultimate parent company was Optilan Holdco 1 Limited. The ultimate controlling parties of the Company were BWE Fund 1 and BWE Fund 1A, domiciled in Guernsey.

On 9 August 2021 the Group was acquired by DarkPulse, Inc., a US public company for £1. As such, as at the date of approving these accounts, the ultimate parent company was DarkPulse Inc.

The only group in which the results of the Company are consolidated is that headed by Optilan Holdco 3 Limited, Forum 4, Solent Business Park, Whiteley, Fareham, Hampshire, United Kingdom PO15 7AD. No other group financial statements include the results of the Company. The consolidated results of the Optilan Group are available to the public and may be obtained from Companies House.

23               Events arising after the reporting date

As disclosed in note 1.2, statements on going concern, the Group undertook a number of refinancing steps during 2021 which resulted in the conversion of the Group’s unsecured debts to equity and equity instruments.

On 9 August 2021 the Group was acquired by DarkPulse Inc., a US public company. During August 2021 DarkPulse Inc. made capital injections of some £4.0 million.

24               Accounting estimates and judgements

The preparation of the financial information requires the directors to make judgements, estimates and assumptions that affect the application of policies and reported amounts of assets and liabilities, income and expenses. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised and in any future periods impacted.

The key judgements and estimates employed in the financial statements are considered below;

Costs to complete on contracts – onerous contract provisions

Given the size and complexity of the Group’s contracts, management is required to form a number of key judgements in determination of the revenue and costs to record, and related balance sheet items such as onerous contract provisions to recognise. In particular, there is estimation on the costs to complete on contracts, which are inherently subjective.

40

Notes (continued)

24               Accounting estimates and judgements (continued)

Recoverability of trade debtors and contract receivables

The Group has material amounts of billed and unbilled work outstanding as at the year end. Management applies judgement on specific allowances for impairment based on the information available at the reporting date which includes assessment of current disputes with customers over commercial positions.

Impairment of goodwill

The Group has a material goodwill balance, which is tested for impairment annually and when there are indicators of impairment in accordance with IAS 36. As set out in note 7 to these accounts, the Group made certain assumptions in estimating the fair value of the Optilan Group CGU, the most significant being the revenues and associated margin the Group expects to generate in the forecast period. These assumptions had a significant impact on the level of impairment recognised in the year.

25               Discontinued Operations

In August 2020, the Group sold 100% of the share capital of its subsidiary, Optilan OOO (being the Group’s Russian trading subsidiary). The entire share capital of the entity was sold for $1 cash and a pre-tax gain of £824,000 was recorded. The attributable tax was £nil, leaving a gain after tax of £824,000.

Results of the discontinued operations

	2020	2019
	£000	£000

Revenue	583	2,560
Expenses	(821)	(3,424)
Profit/(loss) before tax	(238)	(864)
Tax on profit	(88)	(98)

Profit/(loss) for the year	(326)	(962)
Gain/(loss) recognised on disposal of assets/disposal group	824	–
Tax on gain/loss on disposal	–	–

Profit/(loss) for the year from discontinued operations, net of tax	498	(962)

Effect of the discontinued operation on cash flow activities

	2020	2019
	£000	£000

Net cash from operating activities	(160)	(369)
Net cash from investing activities	–	–
Net cash from financing activities	(27)	(69)

41

Notes (continued)

25               Discontinued Operations (continued)

Effect of the disposals on individual assets and liabilities

At date of disposal
£000

Property, plant and equipment	–
Inventories	–
Trade and other receivables	55
Cash and cash equivalents	206
Employee benefits	–
Trade and other payables	(1,085)

Net identifiable assets and liabilities	(824)

Consideration received, satisfied in cash	–

Gain on disposal	824

42